April 11, 1997

Mr. Eiichi Isomura
Chairman
Isomura Sangyo Kaisha Ltd.

Dear Mr. Isomura:

This letter will serve as a formal request to extend the payment of the Series A-1, Series A-2 and Series A-3 Bond for a period of one year.

Accordingly, the payment of the Series A-1 bond scheduled for October 1, 1997 would be paid October 1, 1998 and the payment of the Series A-1 bond scheduled for October 1, 1998 would be paid October 1, 1999.

The payment of the Series A-2 bond scheduled for December 16, 1997 would be paid December 16, 1998 and the payment of the Series A-2 bond scheduled for December 16, 1998 would be paid December 16, 1999.

The payment of the Series A-3 bond scheduled for December 16, 1998 would be paid December 16, 1999.

All other terms of the bonds, including interest would remain unchanged.

In the event that Marker International shall complete an additional equity offering or preferred stock offering during the calendar year 1997 or 1998 proceeds from the offering would be used to repay the bonds according to the original scheduled payment terms.

If you are in agreement to this extension please sign this letter in the space provided below.

Sincerely,

/s/Brad L. Stewart
Brad L. Stewart
Executive Vice President
Chief Operating Officer
Marker International

  Agreed to: /s/Eiichi Isomura                 Agreed to: /s/Brad L. Stewart
            Eiichi Isomura                               Brad L. Stewart
            Isomura Sangyo Kaisha Ltd                    Marker International
            Date: April 11, 1997                         Date: April 11, 1997